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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/X/ Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           RJR NABISCO HOLDINGS CORP.
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                (Name of Registrant as Specified in its Charter)

                                BROOKE GROUP LTD.
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                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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(1)      Amount previously paid: ____________

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(4)      Date filed: _________________

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


Brooke Letterhead                                              [Paste Up]



                                                             December 29, 1995

                           ACT NOW TO SPIN OFF NABISCO

To Our Fellow RJR Nabisco Stockholders:

     Your investment in RJR Nabisco stock is languishing. Lackluster prospects for the combined company, in our view, will continue to drag down its market value. THE MARKET VALUE OF YOUR INVESTMENT, HOWEVER, CAN BE INCREASED BY AS MUCH AS 50%, WE BELIEVE, AS A RESULT OF A SPINOFF OF NABISCO.* Freed from the R.J. Reynolds tobacco business, Nabisco will be able to shed all the negative effects of that association, and R.J. Reynolds will thereafter be free to aggressively compete and address the spectrum of legal and political issues that confront the tobacco industry. Experts tell us that the prospect of enhanced performance and the separation of the tobacco and food businesses will translate into substantial improvement in stock value. One important analyst computed a value of $41 per share, based on a modest dividend increase to $1.65. Another calculated a value of $40.40, without a dividend increase. In a break-up scenario, another estimated a value of $60.50.

     MEANWHILE, THE RJR NABISCO STOCK IS THE WORST PERFORMING OF ANY OF THE CIGARETTE COMPANY STOCKS. The stock had a negative return for the four years from the date of the initial public offering on February 1, 1991 to August 28, 1995 (the date of the announcement of our intent to accumulate stock and propose a spinoff). Indeed, the stock had a 12% decline in the year preceding this announcement. To correct this acknowledged problem, the Company has engaged in excessive financial tinkering, selling off 20% of Nabisco, and promising better stock performance. The tinkering has not worked. The Board has also tried changes in management. The new management has recast dreary projected future performance by claiming some sort of improvement next year. These latest promises have not injected any new life into the moribund stock performance.

     AN IMMEDIATE SPINOFF OF NABISCO IS NECESSARY TO REVITALIZE THE COMPANY. Steven F. Goldstone, the newly appointed Chief Executive Officer of the Company, assures all of us that "the steps necessary to position Nabisco for a spinoff have been taken." Why then are he and the Board waiting? They are, we are told, risk averse; to us, the aversion is another name for management paralysis. Mr. Goldstone explains that "litigation is at an unprecedented high level" with "untested" cases. He "expects" that the litigation environment will "improve" in the future and there may be a spinoff in 1998. Mr. Goldstone and the Board are on record to the effect that there is no substantial likelihood of tobacco liability or material impairment to the Company's financial position as a result of the tobacco liability cases. Accordingly, there is no basis on which a spinoff could be or would be stopped. YET, WITH 40 YEARS OF SUCCESSFUL TOBACCO LITIGATION BEHIND RJR NABISCO, MR. GOLDSTONE WANTS TO ADD TWO OR THREE MORE YEARS. The future is bound to bring more "untested" cases and uncertainty, and more reason to delay. WITH SUCCESS EXPECTED THERE IS NO NEED TO HESITATE. Mr. Goldstone and the Board ignore the wisdom of the ages expressed by the great English poet Matthew Arnold:


                     ". . . hesitate and falter life away,
                    and lose tomorrow the ground won today."

     Is there any other reason to hesitate? Mr. Goldstone has warned that an immediate spinoff would "break commitments" to credit rating agencies and "implicitly" to purchasers of the Company's bonds since the beginning of 1995. In conversations with us last summer, Mr. Goldstone personally acknowledged that these commitments are not binding and could be changed by the incumbent Board. We believe that adoption of a stockholder resolution for an immediate spinoff is reason enough to effect a change in policy. Unfortunately, at the last annual meeting, an immediate spinoff proposal was defeated in the face of the Board's unfulfilled promises that the initiatives it was then implementing would bring better stock performance. UNTIL WE VOTE FOR AN IMMEDIATE SPINOFF, MR. GOLDSTONE AND THE BOARD WILL NOT ACT. You must make the most of this opportunity. WE BELIEVE THAT MR. GOLDSTONE AND THE BOARD ARE WAITING FOR STOCKHOLDERS TO TELL THEM TO SPIN OFF NABISCO IMMEDIATELY.

     Indeed, the appointment of Mr. Goldstone as the new Chief Executive Officer bodes well for an immediate spinoff. Mr. Goldstone has no previous managerial or industry experience and has spent his entire career as an attorney at a major New York law firm specializing in corporate restructurings and litigation. HIS LEGAL EXPERIENCE MAKES HIM EMINENTLY QUALIFIED, IN OUR VIEW, TO ACT AS A "CARETAKER," OVERSEEING THE SPINOFF AND ANY ONGOING TOBACCO LITIGATION. Mr.Goldstone claims that his first priority is to enhance the value of the Company's stock. Accordingly, we believe that Mr. Goldstone and the Board will act responsively when stockholders vote to advise the Board to immediately spin off Nabisco.

     The Board has also changed some by-laws making it more difficult for stockholders to express themselves and encourage implementation of their instructions to the Board. We ask that you act to restore your rights and "roll back" the restrictive by-law amendments.

     No matter how many shares you own, your support is important. The accompanying consent material contains important information and we ask that you review it. Do not delay in responding to this call for action. Now is the time to act. SIGN AND MAIL THE ENCLOSED BLUE CONSENT CARD.VOTE TO PROTECT YOUR POCKETBOOK. TELL THE BOARD TO SET NABISCO FREE.

                                          Very truly yours,



                                          Bennett S. LeBow
                                          Chairman of the Board, President
                                            and Chief Executive Officer

P.S. If you have any questions or comments about our solicitation, please call
     Georgeson & Company Inc. at 1-800-223-2064. If you are interested in gaining access to information about our solicitation on the World Wide Web, use HTTP://WWW.GEORGESON.COM.
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* Of course estimates of this kind are, by their nature, highly subjective and influenced heavily by the assumptions used.

  In addition, with respect to the other factual matters discussed in this letter, see the accompanying Solicitation Statement for more detailed information.

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